770 Transactions effected pursuant to Rule 10f-3

Liberty All-Star Equity Fund (Fund)

On May 24, 2004, the Fund purchased 107,650 par value of common stock of Genworth Financial Inc. (Securities) for a total purchase price of $209,917.50 from Morgan Stanley pursuant to a public offering in which Banc of America Securities acted as a participating underwriter. Banc of America Securities may be considered to be an affiliate of the Fund.

The following information was collected pursuant to Rule 10f-3 procedures adopted by the Fund's Trustees:

       o The Fund's advisor, Columbia Management Advisors, Inc. (Advisor) believed that the gross underwriting spread associated with the purchase of the Securities was reasonable and fair compared to the spreads in connection with similar underwritings of similar securities being sold during a comparable period of time;

o The Securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the Securities being offered;

o The issuer of the Securities has been in continuous operation for at least three years;

o The amount of Securities purchased did not exceed 25% of the amount of the offering;

o The Securities were to be purchased at not more than the public offering price no later than the first day of the offering.

Along with Banc of America Securities, the following is a list of members of the underwriting syndicate for the aforementioned Securities: Deutsche Bank Securities; Merrill Lynch & Co.; Citigroup; JP Morgan; UBS Investment Bank; Goldman Sachs & Co.; Credit Suisse First Boston; Lehman Brothers; Dowling & Partners Securities; Keefe, Bruyette & Woods; Raymond James; The Williams Capital Group L.P.; Cochran, Caronia & Co.; Fox-Pitt, Kelton; Legg Mason Wood Walker; Blaylock & Partners, L.P.; Edward D. Jones & Co. L.P.; Keybanc Capital Markets; Stephens Inc; Utenahl Capital Partners L.P.; TD Securities; Tokyo-Mitsubishi International plc; SG Cowen & Co, LLC; Scotial Capital (USA) Inc.; Santander Investment Securities, Inc.; Sandler O'Neill & Partners L.P.; RBC Capital Markets Corporation; Ramirez & co., Inc.; Ormes Capital Markets, Inc.; Nomura Securities International Inc.; Muriel Siebert & co., Inc.; Melvin Securities, LLC.; Loop Capital Markets LLC; Lazard Freres & Co., LLC: C.L.
King & Associates, Inc.; ING Financial Markets LLC; HSBC Securities (USA)Inc.; Harris Nesbitt Corp; Guzman & Company; Dresdner Kleinwort Wasserstein Securities LLC; Daiwa Securities SMBC Europe; CMG Institutional Trading, LLC; CIBC World Markets Corp; BNP Paribas Securities Corp; Bear, Stearns & Co., Inc.; BB & T Capital Markets; Barclays Capital Inc.; Banca IMI S.p.A.